EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES EXPANDED CREDIT AGREEMENT

Lake Mary, Florida, October 11, 2006 - Bairnco Corporation (NYSE-BZ) today reported that the Corporation entered into an agreement with Bank of America, N.A. and Wachovia Bank, N.A. effective October 10, 2006, that amends and increases the existing credit facility to a maximum loan commitment of $33 million. This amended credit facility is collateralized by substantially all of the domestic assets of the Corporation and matures on November 10, 2006. This credit facility is expected to be replaced on or before that time by a new credit facility which is currently being negotiated.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment). Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:     Kenneth L. Bayne, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 227

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; changes in the pricing of the products of the Corporation or its competitors; the impact on production output and costs from the availability of energy sources and related pricing; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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